As filed with the Securities and Exchange Commission on June 10, 2009
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MercadoLibre, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	98-0212790 (I.R.S. Employer Identification No.)
Tronador 4890, 8th Floor, Buenos Aires, C1430DNN, Argentina
(Address of Principal Executive Offices) (Zip Code)
2009 Equity Compensation Plan
(Full title of the plan)
Jacobo Cohen Imach
Tronador 4890, 8th Floor, Buenos Aires, C1430DNN, Argentina
(Name and address of agent for service)
011-54-11-5352-8000
(Telephone number, including area code, of agent for service)
Copy to:
Edward W. Elmore, Jr.
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219-4074
(804) 788-8200
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large Accelerated Filer ☑	Accelerated Filer ☐	Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of Each		Proposed Maximum	Proposed Maximum
Class of Securities	Amount To Be	Offering Price	Aggregate	Amount Of
To Be Registered	Registered (1)	Per Share(2)	Offering Price(2)	Registration Fee
Common Stock, $0.001 par value per share (“Common Stock”)	294,529 shares	$23.575	$6,943,522	$387.45

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of Common Stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Estimated solely for the purpose of computing the registration fee. In accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act, the price shown is based upon the average of the high and low sales prices reported for the registrant’s common stock on the NASDAQ Global Market on June 4, 2009, which was $23.575 per share.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I will be sent or given to participants under the 2009 Equity Compensation Plan (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement on Form S-8 (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 3. Incorporation of Documents by Reference.
     The following documents filed by MercadoLibre, Inc. (the “Company”) with the Commission are incorporated herein by reference and made a part hereof:
          1. The Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on February 27, 2009.
          2. The Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2009, filed with the Commission on May 11, 2009.
          3. The Company’s Current Reports on Form 8-K filed with the Commission on February 26, 2009 and May 27, 2009.
          4. The description of the Common Stock contained in the Registration Statement on Form 8-A (Registration No. 333-142880) filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on August 7, 2007.
     All documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.

Item 6. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.
     As permitted by the Delaware General Corporation Law, the Company’s Amended and Restated Certificate of Incorporation includes a provision that (i) eliminates, to the fullest extent permitted by the Delaware General Corporation Law, the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, and (ii) requires the Company to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions.
     As permitted by the Delaware General Corporation Law, the Amended and Restated Bylaws of the Company provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Company may indemnify any other person as set forth in the Delaware General Corporation Law, and (iii) the rights conferred in the Amended and Restated Bylaws are not exclusive.
     The Company has entered into Indemnification Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Company’s Amended and Restated Certificate of Incorporation and to provide additional procedural protections. At present, to the Company’s knowledge, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

4.1	Form of Certificate for Common Stock (incorporated by reference to Exhibit 4.01 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Commission on February 27, 2009.)

4.2	2009 Equity Compensation Plan (filed herewith).

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered (filed herewith).

23.1	Consent of Hunton & Williams LLP (included as Exhibit 5.1)

23.2	Consent of Price Waterhouse & Co. S.R.L. (filed herewith).

24.1	Powers of Attorney (included on signature page).

Item 9. Undertakings
     (a) The Company hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act,
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement,
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
     (c) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buenos Aires, Argentina, on this 10th day of June, 2009.

MercadoLibre, Inc. (Registrant)
By:	/s/ Marcos Galperín
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Marcos Galperín and Hernán Kazah, and each of them individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marcos Galperín Marcos Galperín	President, Chief Executive Officer and Director	June 10, 2009

/s/ Hernán Kazah Hernán Kazah	Executive Vice President and Chief Financial Officer	June 10, 2009

/s/ Marcelo Melamud Marcelo Melamud	Vice President and Chief Accounting Officer	June 10, 2009

/s/ Emiliano Calemzuk Emiliano Calemzuk	Director	June 10, 2009

/s/ Nicolás Galperín Nicolás Galperín	Director	June 10, 2009

/s/ Anton J. Levy Anton J. Levy	Director	June 10, 2009

/s/ Veronica Allende Serra Veronica Allende Serra	Director	June 10, 2009

/s/ Michael Spence Michael Spence	Director	June 10, 2009

/s/ Martín de los Santos Martín de los Santos	Director	June 10, 2009

/s/ Mario Vázquez Mario Vázquez	Director	June 10, 2009

EXHIBIT INDEX

4.2	2009 Equity Compensation Plan

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered

23.1	Consent of Hunton & Williams LLP (included as Exhibit 5.1)

23.2	Consent of Price Waterhouse & Co. S.R.L.

24.1	Powers of Attorney (included on signature page).